Exhibit 10.8

DATED DECEMBER 1, 2023

JPMORGAN CHASE BANK, N.A.

AND

WORLD GOLD TRUST,

on behalf of its series,

the SPDR® Gold MiniShares® Trust

ALLOCATED PRECIOUS METAL ACCOUNT

AGREEMENT

This ALLOCATED PRECIOUS METAL ACCOUNT AGREEMENT (this “Agreement”) is made on December 1, 2023, shall become effective on December 7, 2023 and is

BETWEEN

(1)

JPMorgan Chase Bank, N.A., a company incorporated with limited liability as a National Banking Association, whose principal London Office is at 25 Bank Street, Canary Wharf, E14 5JP, London, United Kingdom (“we” or “us”); and

(2)

World Gold Trust, a Delaware statutory trust organized in series (“you” or the “Trust”) as established by the Certificate of Trust (as defined below) and the Declaration of Trust (as defined below), on behalf of its series, the SPDR® Gold MiniShares® Trust (the “Series”).

Each a “Party” and together the “Parties”.

INTRODUCTION

We, as a member of LPMCL (as defined below), have agreed to open and maintain for you and the Series the Allocated Account (as defined below) and to provide other services to you in connection with the Allocated Account. This Agreement sets out the terms under which we will provide those services to you and the Series and the arrangements which will apply in connection with those services.

IT IS AGREED AS FOLLOWS

1.	INTERPRETATION

1.1	Definitions: In this Agreement:

“Account Balance” means, in relation to an Allocated Account, the Precious Metal held for the Series by us as from time to time identified (whether by bar serial numbers or otherwise) in, and recorded on, that Allocated Account.

“Administrator” means The Bank of New York Mellon, not in its individual capacity, but as the administrator of the Trust and the Series and its successors and assigns or any successor appointed by the Sponsor.

“Allocated Accounts” means, in relation to Precious Metal, the loco London Precious Metal account, named the SPDR® Gold MiniShares® Trust London Allocated Gold Account, the loco Zurich Precious Metal account, named the SPDR® Gold MiniShares® Trust Zurich Allocated Gold Account, and/or the loco New York Precious Metal account, named the SPDR® Gold MiniShares® Trust New York Allocated Gold Account, each established in the name of the Series and maintained by us on an allocated basis pursuant to this Agreement recording the amount of, and identifying, that Precious Metal received and held by us for the Series on an allocated basis; an “Allocated Account” means any of them.

“AURUM” means the electronic matching and settlement system operated by LPMCL.

“Availability Date” means the Business Day on which you wish to transfer or deliver Precious Metal to us for deposit into an Allocated Account.

“Business Day” means a day other than (i) a day on which the Exchange is closed for regular trading or (ii), if the transaction involves the receipt or delivery of gold or confirmation thereof in the United Kingdom or in some other jurisdiction, (a) a day on which banking institutions in the United Kingdom or in such other jurisdiction, as the case may be, are authorized by law to close or a day on which the London gold market is closed or (b) a day on which banking institutions in the United Kingdom or in such other jurisdiction, as the case may be, are authorized to be open for less than a full business day or the London gold market is open for trading for less than a full business day and transaction procedures required to be executed or completed before the close of the business day may not be so executed or completed.

“Certificate of Trust” means the Certificate of Trust of the Trust filed with the Delaware Secretary of State, as amended and/or restated from time to time.

“Creation and Redemption Procedures” means the creation and redemption procedures as described in Schedule 2 (Creation and Redemption Procedures) together with amendments or modifications to such procedures made in accordance with Clause 3.6.

“Custodial Fee Letter” means the Custodial Fee Letter entered into between us and the Sponsor dated on or about the date of this Agreement.

“Declaration of Trust” means the Fourth Amended and Restated Agreement and Declaration of Trust of the Trust, dated as of April 16, 2018, between the Trust and the Sponsor, as amended and/or restated from time to time.

“eBTS” means the electronic Bullion Transfer System website developed by us.

“Exchange” means the exchange or other securities market on which the shares of the Trust are principally traded, which shall initially be NYSE Arca, or such other exchange or securities market which may be specified from time to time by the Sponsor.

“Gold” means (i) gold bullion that meets the London good delivery rules, including with respect to the standards and specifications for gold bullion, promulgated by the LBMA from time to time, and/or (ii) any credit to an account, including the Unallocated Account, made on an Unallocated Basis, as the context requires.

“LBMA” means The London Bullion Market Association or its successors.

“London Precious Metals Markets” means the London Bullion market, and such other markets for Precious Metal operating in London as may be agreed between us from time to time.

“LPMCL” means London Precious Metals Clearing Limited or its successors.

“Precious Metal” means Gold.

“Reasonable and Prudent Custodian” means a person acting in good faith and performing its contractual obligations exercising a degree of skill, diligence, prudence and foresight that would reasonably and ordinarily be expected from a skilled and experienced custodian of Precious Metal complying with the Rules, engaged in the same type of undertaking, under the same or similar circumstances and conditions.

“Rules” means the rules, regulations, practices and customs of the LBMA, LPMCL, the Financial Conduct Authority, the Prudential Regulation Authority, the Governor and Company of the Bank of England, any Sanctioning Body and such other regulatory authority or other body (in the United States, the United Kingdom or Switzerland) applicable to the Parties and/or to the activities contemplated by this Agreement or the activities of a Sub-Custodian.

“Sanctioning Body” means any of the following:

(i)	the United Nations Security Council;

(ii)	the European Union;

(iii)	the United Kingdom, Her Majesty’s Treasury and the Office of Financial Sanctions Implementation of the United Kingdom;

(iv)	the United States, the Office of Foreign Assets Control of the Department of Treasury of the United States of America;

(v)	the State of Secretariat for Economic Affairs of Switzerland; and

(vi)	Canada / China / Hong Kong / such other jurisdictional body.

For purpose of this Agreement, “Sanctioning Body” shall mean, with respect to the Trust, the Sponsor and/or the Series, the following:

(i)	the United Nations Security Council;

(ii)	the European Union;

(iii)	the United Kingdom, Her Majesty’s Treasury and the Office of Financial Sanctions Implementation of the United Kingdom; and

(iv)	the United States, the Office of Foreign Assets Control of the Department of Treasury of the United States of America.

“Sanctions” means economic or financial sanctions, boycotts, trade embargoes and restrictions relating to terrorism imposed, administered or enforced by a Sanctioning Body from time to time.

“Sanctions List” means any list of specifically designated nationals or blocked or sanctioned persons or entities (or similar) imposed, administered or enforced by a Sanctioning Body in connection with Sanctions from time to time.

“Sponsor” means WGC USA Asset Management Company, LLC or its successor; however, it shall be a condition of this Agreement that any such successor shall: (i) require prior written approval by us; (ii) be subject to our internal due diligence and onboarding processes (to be carried out in our absolute discretion); and (iii) not become the Sponsor until (i) and (ii) are completed. We acknowledge and agree that any action or omission which may be taken or omitted by the Trust or the Series under this Agreement may be taken or omitted by the Sponsor on behalf of the Trust or the Series, and any right or remedy which may be exercised or sought by the Trust or the Series under this Agreement may be exercised or sought on behalf of the Trust or the Series by the Sponsor.

“Sub-Custodian” means a sub-custodian, agent or depository (including an entity within our corporate group) appointed by us (and approved in writing by you and the Sponsor) for temporary custody and safekeeping of Precious Metal.

“Unallocated Account” means, in relation to Precious Metal, the loco London Precious Metal account, named the SPDR® Gold MiniShares® Trust Unallocated Gold Account, established for the Series and maintained by us on an Unallocated Basis pursuant to the Unallocated Precious Metal Account Agreement.

“Unallocated Basis” means, with respect to Precious Metal credited to an account, that the person in whose name the account is held is (i), in the case of a positive balance, entitled to delivery in accordance with the Rules of an amount of Precious Metal equal to the amount of Precious Metal standing to the credit of the person’s account or (ii), in the case of a negative balance, obligated to deliver in accordance with the Rules an amount of Precious Metal equal to the amount of Precious Metal standing to the debit of the person’s account. Such person has no ownership interest in any specific Precious Metal that we own or hold.

“Unallocated Precious Metal Account Agreement” means that certain Unallocated Precious Metal Account Agreement between you and us dated as of the date of this Agreement, as amended and/or restated from time to time.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 (as amended or re-enacted from time to time) and legislation supplemental thereto and any other tax (whether imposed in the United Kingdom in substitution thereof or in addition thereto or elsewhere) of a similar fiscal nature.

“Vault Premises” means any of the following:

(i)	JP Morgan Chase Bank N.A., 60 Victoria Embankment, London, EC4Y OJP, UK;

(ii)	JPMorgan Chase Bank N.A., 1 Chase Manhattan Plaza, New York, 10005-1401, New York, USA; and/or

(iii)	Malca Amit, Bimenzaltenstrasse 75, Building A, 8302 Kloten, Zurich, Switzerland.

For purpose of this Agreement, “Vault Premises” shall mean, with respect to any Sub-Custodian, the following:

(i)	Bank of England, Threadneedle Street, London, EC2R 8AH, UK.

“Withdrawal Date” means the Business Day on which you wish to withdraw Precious Metal from the Allocated Account.

1.2

Interpretation: The headings in this Agreement do not affect its interpretation. References to the singular include the plural and vice versa. The word “including” means “including without limitation”.

2.	ALLOCATED ACCOUNTS

2.1

Opening Allocated Accounts: We shall open and maintain the Allocated Accounts in the name of the Series and we agree to hold Precious Metal for the Series on an allocated basis on the terms of this Agreement.

2.2	Denomination of Allocated Accounts: The Precious Metal recorded in the Allocated Accounts shall be denominated in fine troy ounces of gold (to three decimal places).

2.3

Reports: We will provide reports to you and the Administrator relating to deposits into and withdrawals from an Allocated Account and the Account Balance of that Allocated Account in such form and with such frequency as required, and containing such information, as may be agreed between us, or as otherwise specified in Schedule 1. Such reports will also be available to you and the Administrator daily by means of eBTS, provided that, if eBTS is unavailable for any reason, we will agree upon a temporary notification system for making such reports available to you and the Administrator.

2.4

Discrepancies: If a material error or discrepancy is noted by you on any report provided pursuant to Clause 2.3 in relation to any activity or balances, you will notify us in writing as soon as reasonably practicable so that we may investigate and resolve any such material error or discrepancy as soon as reasonably practicable, provided, however, that any failure or delay on your part in notifying us shall not limit our obligation to resolve, reverse or correct errors or discrepancies hereunder.

2.5

Reversal of entries: We shall reverse any provisional or erroneous entries to an Allocated Account with effect back-valued to the date upon which the final or correct entry (or no entry) should have been made (including where we have credited a deposit made pursuant to Clause 3.1 and, on receipt by us of the Precious Metal, we determine that it does not comply with the Rules or that it is not the number of fine troy ounces required by the Rules for the amount of Precious Metal which you or the Administrator notified to us for deposit), and we shall notify you and the Administrator in writing as soon as reasonably practicable of any such reversals. Without limiting the foregoing, if Precious Metal delivered to an Allocated Account upon withdrawal from the Unallocated Account is determined to be of a fineness or a number of fine troy ounces different from the fineness or the number of fine troy ounces we have reported to you and the Administrator, (i) we shall debit that Allocated Account and credit the Unallocated Account with the requisite amount of Precious Metal if the determination reduces the total fine troy ounces of Precious Metal that should have been credited to that Allocated Account, and (ii) we shall credit that Allocated Account and debit the Unallocated Account with the requisite amount of Precious Metal if the determination increases the total fine troy ounces of Precious Metal that should have been credited to that Allocated Account. Additionally, if we credit or debit Precious Metal to or from an Allocated Account that is not of the fine troy ounces we have represented to you or the Administrator or, in the case of a credit, otherwise does not meet the good delivery rules promulgated by the LBMA from time to time, recovery by you or the Series, to the extent such recovery is otherwise allowed, shall not be barred by your or the Series’ delay in asserting a claim because of the failure to discover any loss or damage incurred by you or the Series regardless of whether such loss or damage could or should have been discovered.

2.6

Access: We will allow you and the Sponsor, and your and the Sponsor’s identified representatives, independent public accountants and bullion auditors access to our Vault Premises, upon reasonable notice during normal business hours, to examine the Precious Metal and such records as you and they may reasonably require to perform their respective audit duties in respect of the Precious Metal. The Parties agree that any such access shall be subject to execution of a confidentiality agreement and agreement of our security procedures, and except as otherwise provided pursuant to this Clause 2.6, will be limited to no more than two (2) times per calendar year for our Vault Premises. You may request additional visits to our Vault Premises for audit or other inspection duties and we will make reasonable efforts to accommodate such visits to the extent practical. If, at the time of any visit, with respect to any portion of Precious Metal allocated to the Series not at our premises, we will use our reasonable efforts, to the extent they permit such access, to arrange for you and your identified representatives, independent public accountants and bullion auditors to visit the premises of a Sub-Custodian which holds the Precious Metal on behalf of the Series. For the avoidance of doubt, you acknowledge and agree that (i) whilst we may request a visit to the Sub-Custodian’s premises on your behalf, we shall be under no obligation to procure permission from the Sub-Custodian that you or your identified representatives may make such a visit; and (ii) as of the date of this Agreement, the Bank of England does not permit such visits to its vault premises and, unless and until this policy changes, you will not request that we procure permission to visit the Bank of England’s vault premises.

2.7

Customer relationship manager: We will provide you with a dedicated customer relationship manager with a direct dial contact number and email address. We will provide you with the contact information for the initial customer relationship manager within two Business Days of the date of this Agreement. Whenever there is a new customer relationship manager or a change in the contact information of the current customer relationship manager, we will as soon as practicable provide you with the name, direct dial number and email address of such new customer relationship manager or the changed contact information of the current customer relationship manager.

2.8

Regulatory Reporting: To the extent that our activities under this Agreement are relevant to the preparation of the filings required of the Trust or the Series under the securities laws of the United States or any other jurisdiction, we will, to the extent permitted by applicable law, the Rules or applicable regulatory authority, and upon reasonable request, cooperate with you and the Sponsor, and your and the Sponsor’s representatives, to provide such information concerning our activities as may be necessary for such filings to be completed. Additionally, to the extent that our activities or controls in our capacity as custodian of the Series’ assets are relevant to the information presented in the financial statements of the Trust or the Series, we will, upon reasonable request, cooperate with the Sponsor and you to assist the Sponsor in providing the required written assurances regarding the reliability of the internal controls used in the preparation of such financial statements, including by providing the Trust’s or the Series’ external auditors with information and reports regarding our internal controls over financial reporting as far as such reporting relates to the scope of our duties.

3.	DEPOSITS

3.1

Procedure: You or the Administrator may at any time notify us of a deposit of Precious Metal to be made to an Allocated Account. A deposit may be made (in the manner and accompanied by such documentation as we may require) by:

(a)	a transfer and allocation of Precious Metal from the Unallocated Account to the loco London Allocated Account;

(b)

a transfer of Precious Metal from a Sub-Custodian to the loco London Allocated Account made pursuant to Clause 7.4 by means of (i) a transfer by a book entry debit from an allocated account of such Sub-Custodian to the Allocated Account or (ii) a physical delivery of Precious Metal from such Sub-Custodian;

(c)	A transfer of Precious Metal to an Allocated Account from another Allocated Account made pursuant to Clause 5.1(b) by means of a book entry debit from such other Allocated Account;

(d)	physical transfers of Precious Metal to an Allocated Account from another custodian of the Series’ Precious Metal; or

(e)

other physical transfers of Precious Metal to an Allocated Account that are permitted under this Agreement, the Unallocated Precious Metal Account Agreement or otherwise approved by the Sponsor and us.

3.2

In relation to deposits pursuant to Clause 3.1 above, we: (i) accept liability for all costs (including transportation and insurance, if any) in relation to the delivery of such Precious Metal; and (ii) shall bear all risk of loss of such Precious Metal, whether due to theft, destruction or otherwise. Any Precious Metal delivered to us in physical form must be in the form of bars which comply with the Rules (including the Rules relating to good delivery and fineness).

3.3	Notice requirements: Any notice relating to a deposit of Precious Metal must be in writing and:

(a)

if it relates to a deposit by unallocated transfer or book entry credit pursuant to Clauses 3.1(a) or (c), be received by us no later than 10:00 am (London time) on the Business Day of such deposit, or, for deposits subject to the Creation and Redemption Procedures, no later than such other time as may be specified in the Creation and Redemption Procedures (and, if received later than 10:00 am (London time) or such other applicable time as may be specified in the Creation and Redemption Procedures, will be processed on the next Business Day) and specify the details of the account to which the Precious Metal is to be transferred;

(b)

if it relates to a deposit by physical delivery pursuant to Clauses 3.1(d) or (e), be received by us no later than 2:00 pm (London time) 2 Business Days prior to such deposit (and, if received later than 2:00 pm (London time), will be processed on the next Business Day) and, if we are not transporting the Precious Metal, specify the name of the person or carrier that will deliver the Precious Metal to us; and

(c)

in all cases, specify the total amount (in the appropriate denomination) of Precious Metal to be deposited to an Allocated Account, the Availability Date, the Withdrawal Date (if applicable) and any other information which we may from time to time require.

Notwithstanding the foregoing, no notice relating to a deposit of Precious Metal shall be required for any transfers of Precious Metal to the loco London Allocated Account made pursuant to Clause 7.4.

3.4	Timing: A deposit of Precious Metal will not be credited to an Allocated Account until:

(a)	in the case of a deposit made by a transfer from an unallocated account pursuant to Clause 3.1(a), the transferred Precious Metal has been allocated and recorded to that Allocated Account;

(b)

in the case of a deposit made by book entry transfer pursuant to Clauses 3.1(b) or (c), the corresponding amount of allocated Precious Metal has been credited and recorded to that Allocated Account; and

(c)

in the case of a deposit made by physical delivery pursuant to Clauses 3.1(b), (d) or (e), we have received the Precious Metal in accordance with Clauses 3.1 and 3.2, verified its compliance with the Rules and weighed it in accordance with LBMA practice to confirm that it is the weight required by the Rules for the amount of the relevant Precious Metal which you or the Administrator notified to us for deposit.

3.5

Right to refuse Precious Metal or amend procedure: We may refuse to accept Precious Metal if required by the Rules or other applicable law, and, if we do refuse to accept Precious Metal, we will notify you and the Sponsor of such refusal as soon as practically possible. To the extent reasonably practicable, we will not amend our procedure for the transfer of Precious Metal into an Allocated Account or impose additional procedures without your and the Sponsor’s prior written consent (such consent not to be unreasonably withheld), provided that we may make any such amendment or imposition without such consent where such amendment or imposition is required by a change in applicable law or, provided that we are acting in good faith and in a commercially reasonable manner, the Rules. We will notify you and the Sponsor as soon as reasonably practicable in accordance with Clause 15 if we amend our procedures or impose additional ones in relation to the deposit of Precious Metal and such notice shall include details of the amended or additional procedures imposed, and, in doing so, we will consider your and the Sponsor’s needs to communicate any such change to authorised participants of the Trust and others.

3.6

Creation and Redemption Procedures: You and the Sponsor may amend or modify the Creation and Redemption Procedures from time to time upon reasonable advance notice and, if the amendment or modification relates to our duties, after consultation with us, provided that, if the amendment or modification would have a material adverse effect on our ability to adhere to the Creation and Redemption Procedures (in our reasonable opinion), such amendment or modification may not be made without our prior written consent (which consent will not be unreasonably withheld or delayed) unless such amendment or modification is required by applicable law.

4.	WITHDRAWALS

4.1

Procedure: You or the Administrator may at any time notify us in writing of a withdrawal of Precious Metal from the Allocated Balance of an Allocated Account. A withdrawal may be made (in the manner and accompanied by such documentation as we may require) by:

(a)	a deallocation and transfer of Precious Metal from the loco London Allocated Account to the Unallocated Account;

(b)	a transfer of Precious Metal from an Allocated Account to another Allocated Account made pursuant to Clause 5.1(b) by means of a book entry debit from such Allocated Account;

(c)	physical transfer of Precious Metal from an Allocated Account to another custodian of the Series’ Precious Metal; or

(d)

other physical transfers of Precious Metal from an Allocated Account that are permitted under this Agreement, the Unallocated Precious Metal Account Agreement or otherwise approved by the Sponsor and us.

Any Precious Metal made available to you in physical form will be in the form of bars which comply with the Rules (including the Rules relating to good delivery and fineness).

4.2	Notice requirements: Any notice relating to a withdrawal of Precious Metal must:

(a)

if it relates to a withdrawal by unallocated transfer or book entry debit pursuant to Clauses 4.1(a) or (b), be received by us no later than 3:00 pm (London time) on the Withdrawal Date, or, for withdrawals subject to the Creation and Redemption Procedures, no later than such other time as may be specified in the Creation and Redemption Procedures (and, if received later than 3:00 pm (London time) or such other applicable time as may be specified in the Creation and Redemption Procedures), will be processed on the next Business Day) and specify the details of the account to which the Precious Metal is to be transferred;

(b)

if it relates to a withdrawal by physical delivery pursuant to Clauses 4.1(c) or (d), be received by us no later than 11:00 am (London time) 2 Business Days prior to the Withdrawal Date (and, if received later than 11:00 am (London time) 2 Business Days prior to the Withdrawal Date, will be processed on the next Business Day) and, if we are not transporting the Precious Metal, specify the name of the person or carrier that will collect the Precious Metal from us; and

(c)

in all cases, specify the total amount (in the appropriate denomination) of Precious Metal to be delivered to you or to your or the Administrator’s order, the Withdrawal Date and any other information which we may from time to time require.

4.3

Right to amend procedure: We will not amend our procedure for the transfer of Precious Metal out of an Allocated Account or impose additional procedures without your and the Sponsor’s prior written consent (such consent not to be unreasonably withheld), provided that we may make any such amendment or imposition without such consent where such amendment or imposition is required by a change in applicable law or, provided that we are acting in good faith and in a commercially reasonable manner, the Rules. We will notify you and the Sponsor as soon as reasonably practicable in accordance with Clause 15 if we amend our procedures or impose additional ones in relation to the transfer of Precious Metal out of an Allocated Account and such notice shall include details of the amended or additional procedures imposed, and, in doing so, we will consider your and the Sponsor’s needs to communicate any such change to authorised participants of the Trust and others.

4.4

Collection or Delivery of Precious Metals: Any additional terms and conditions (if any) relating to the collection and physical delivery of Precious Metal to locations other than our Vault Premises or the Vault Premises of any Sub-Custodian are set out below:

(a)

In relation to withdrawals from an Allocated Account, from the time at which your designated carrier takes physical delivery of the relevant Precious Metal: (i) the Series shall be responsible for all costs of transportation and insurance (if any) in relation to the delivery of such Precious Metal upon withdrawal, and (ii) the Series shall bear all risk of loss of such Precious Metal, whether due to theft, destruction or otherwise. For this purpose, your designated carrier shall be deemed to have taken physical delivery of Precious Metal once such Precious Metal is no longer in our possession or in the possession of our Sub-Custodian or agent.

(b)

You must collect, or arrange for the collection of, Precious Metal being withdrawn from us or our Sub-Custodian at the Series’ expense and risk. We will advise you of the location from which the Precious Metal may be collected no later than 2 Business Days prior to the Withdrawal Date.

(c)

If you do not notify us of the serial numbers of the bars of (or otherwise identify) the specific Precious Metal to be withdrawn from the Account Balance, we are entitled to select which bars from those comprising the Account Balance are to be made available to you.

4.5

Substitution: Only upon your prior written approval in consultation with the Sponsor may we substitute Precious Metal comprising the Account Balance (the “Transferred Portion”) in exchange for the transfer by us to the Series of the same number of substitute bars of like quality of Precious Metal which comply with the Rules (including the Rules relating to good delivery and fineness) (the “Substituted Portion”) by removing from an Allocated Account the records identifying the Transferred Portion and simultaneously recording in that Allocated Account the Precious Metal identified by the serial numbers of the relevant bars (or by other appropriate means) comprising the Substituted Portion. We accept liability for all costs and shall bear all risk of loss in relation to any substitution made under this Clause 4.5. The number of fine ounces held by us for the Series shall be the same before and after any such substitution.

5.	INSTRUCTIONS

5.1

Your representatives: (a) Only you or the Administrator have the right to give instructions to us with respect to the Allocated Accounts. We may assume that instructions have been properly authorised by you or the Administrator if they are given or purport to be given by a person who is, or purports to be, and is reasonably believed by us to be, a director, employee or other authorised person acting for you or the Administrator.

(b)

The Sponsor, in consultation with us, shall determine the amount of Precious Metal to be held in any of the Allocated Accounts from time to time, with such determinations to be made in accordance with, as applicable, the Custodial Fee Letter. The Sponsor is authorised to give instructions to the Administrator for the transfer of Precious Metal between any of the Allocated Accounts. Upon the Administrator’s receipt of any such instructions, the Administrator will provide such instructions to us pursuant to Clause 5.2. The Administrator shall have no responsibility or liability for (i) any determination of the amount of Precious Metal to be held in any Allocated Account or the Sponsor’s decision to transfer Precious Metal between any of the Allocated Accounts or (ii) the direct or indirect consequences of any such determination or decision. All transfers of Precious Metal between any of the Allocated Accounts shall be at our and the Series’ cost and risk of loss, provided that, to the extent provided in the Custodial Fee Letter, such transfers shall be at the cost (but not the risk of loss) of the Sponsor.

5.2

Instructions: All transfers into and out of the Allocated Accounts shall be made upon receipt of, and in accordance with, instructions given (or appearing to be given) by you or the Administrator to us. Such instructions may be given by the Society for Worldwide Interbank Financial Telecommunications secure messaging system (“SWIFT”) or, if for any reason SWIFT is not operational, by authenticated email transmission in accordance with our internal funds transfer policy or by such other means as the Parties may agree upon from time to time. Unless otherwise agreed, any such instruction or communication shall be effective if given by written means. We may assume that any electronic instructions have been validly given on your or the Administrator’s behalf. We reserve the right to obtain further validation of any instructions.

5.3

AURUM: You acknowledge that, if applicable, instructions relating to a counterparty for whom we do not already provide settlement services will be forwarded by us to AURUM on your behalf. You acknowledge that AURUM is operated by a third party and that we cannot be responsible for any errors, omissions or malfunctions in the systems operated by AURUM. To the extent that AURUM is not available or suffering a malfunction, you agree that our obligations under this Agreement shall be postponed during such unavailability or such malfunction and until a reasonable period thereafter. We will notify you as soon as reasonably practicable of any such unavailability or malfunction.

5.4

Amendments: Once given, instructions continue in full force and effect until they are cancelled or amended. Any such instructions shall be valid and binding only after actual receipt by us in accordance with Clause 5.2.

5.5

Unclear or ambiguous instructions: If, in our opinion, any instructions are unclear or ambiguous, we will use reasonable endeavours (taking into account any relevant time constraints) to obtain clarification of those instructions from you or the Administrator, as applicable, but, failing that, we may in our absolute discretion and without any liability on our part, act upon what we believe in good faith such instructions to be or refuse to take any action or execute such instructions until any ambiguity or conflict has been resolved to our satisfaction.

5.6

Refusal to execute: We reserve the right to refuse to execute instructions if, in our opinion, they are or may be, or require action which is or may be, contrary to the Rules or any applicable law. In the case of being contrary to the Rules, we shall promptly provide you and the Administrator with the reasons for not being able to execute the instructions unless prohibited from doing so by the Rules or appliable law. We shall in no circumstances have any obligation to act upon any instruction which in our opinion would result in a negative balance in any Allocated Account.

6.	CONFIDENTIALITY

6.1

Disclosure to others: Subject to Clauses 6.2 and 6.3, each Party shall respect the confidentiality of information acquired under this Agreement, and neither will, without the written consent of the other, disclose to any other person any information acquired under this Agreement. Notwithstanding anything to the contrary in this Agreement, to the extent required, a copy of this Agreement may be filed under the securities laws of the United States or any other jurisdiction in connection with the registration of the public offering of shares issued by the Series.

6.2

Permitted disclosures: Each Party accepts that from time to time the other Party may be required by the Rules or applicable law, or a court order or similar process, or requested by a government department or agency, fiscal body or regulatory authority, to disclose information acquired under this Agreement. In addition, the disclosure of such information may be required by a Party's auditors, by its legal or other advisors or by a company which is in the same group of companies as a Party (e.g., a subsidiary or holding company of a Party), by a Sub-Custodian or, in your case, by the Administrator or the Sponsor. In any such case, the disclosing Party will notify the person to whom the disclosure is made that the information disclosed is confidential and should not be disclosed to any third party. Each Party irrevocably authorises the other to make such disclosures without further reference to such Party.

6.3

You acknowledge that, as a member of the LPMCL and in connection with carrying out our duties and obligations under this Agreement, it may be necessary from time to time for us to disclose to LPMCL and/or other clearing members the Series’ account details and certain other information in order to act in accordance with your or the Administrator’s notices hereunder for the purposes of facilitating settlement. You acknowledge and accept that such disclosures may be made by us for the purposes set out in this Clause 6.3.

7.	CUSTODY SERVICES

7.1	Appointment: You hereby appoint us:

(a)

in respect of Precious Metal held in the Allocated Account in New York and London, to act as custodian and bailee of the Precious Metal comprising the applicable Account Balances in accordance with this Agreement and in accordance with any Rules and laws which apply to us or to any Sub-Custodian; and

(b)

in respect of Precious Metal held in the Allocated Account in Zurich, to act as custodian and Besitzmittler of the Precious Metal comprising the applicable Account Balance, all to be duly kept as bank deposit assets (Depotwerte) pursuant to the Swiss banking act and in accordance with this Agreement and in accordance with any Rules and laws which apply to us or to any Sub-Custodian.

We accept those appointments. Except as otherwise provided under this Agreement, we do not undertake the responsibility of a trustee or any other duties in relation to such Precious Metal not implied by the law of bailment and possession as well as the Swiss banking legislation regarding its holding in custody as bank deposit assets (Depotwerte).

7.2

Segregation of Precious Metal: We will segregate the Precious Metal comprising the applicable Account Balances from any Precious Metal which we own or which we hold for our other clients, and we will require each Sub-Custodian to identify in their books and records the Precious Metal held by them for us (including any Precious Metal which we hold for the benefit of the Series in the Allocated Accounts in accordance with this Agreement) from any Precious Metal which it owns or which it holds for its other clients. Entries on our books and records will identify the Precious Metal held by us or, as applicable, at a Sub-Custodian, for the benefit of the Series, and will refer to the Precious Metal by refiner, assay, serial number and gross and fine weight, and by any other marks required for the identification of the Precious Metal under the Rules. We will notify you and the Administrator of the Precious Metal held by us or, as applicable, a Sub-Custodian, for the benefit of the Series, in accordance with Clause 2.3 or upon request. For the avoidance of doubt, in any circumstance where we have agreed to hold for the Series a quantity of Precious Metal which cannot be allocated in a whole number of physical bars, the applicable Allocated Account will record the nearest whole number of physical bars not exceeding such quantity of Precious Metal, and the difference between the quantity of Precious Metal comprised by such physical bars and the quantity of such Precious Metal which we have agreed to hold for the Series will be held by us for the Series in the Unallocated Account as an unallocated amount of Precious Metal pursuant to the Unallocated Precious Metal Account Agreement.

7.3

Ownership of Precious Metal: We will identify in our books that the Precious Metal comprising the Account Balances belongs solely to the Series. We irrevocably declare that the Series is the owner of all right, title, interest and benefit in, to and under any Precious Metal in the Allocated Accounts deposited with, or in the possession of, us. We irrevocably declare that the Series is the owner of all right, title, interest and benefit in, to and under (a) any Precious Metal in the Allocated Accounts deposited with, or in the possession of, a Sub-Custodian; (b) any Precious Metal in the Allocated Accounts deposited with, or in the possession of, any other person; (c) any agreement between us and a Sub-Custodian or other such person in respect of such Precious Metal in the Allocated Accounts; and (d) any rights of recourse against a Sub-Custodian or other such person in respect of such Precious Metal in the Allocated Accounts, for a period of 80 years from the date of this Agreement.

7.4

Location of Precious Metal: The Precious Metal comprising the Account Balances must be held by us (i) at the nominated Vault Premises unless otherwise agreed between the Parties or (ii) at the Vault Premises of a Sub-Custodian. We shall use commercially reasonable efforts promptly (i) to transport any Precious Metal held for the Series by a Sub-Custodian to our London Vault Premises or (ii) to substitute the Precious Metal held for the Series by a Sub-Custodian by a book entry debit from an allocated account of such Sub-Custodian and corresponding credit of Precious Metal to the loco London Allocated Account at our Vault Premises. If we allocate Precious Metal to the loco London Allocated Account and such Precious Metal is held by a Sub-Custodian (but only if such Sub-Custodian is approved by you in writing and its vault premises are stated in the definition of Vault Premises) and such Precious Metal is physically transported from the Sub-Custodian’s Vault Premises to our London Vault Premises, then: (i) we accept liability for all costs related to the transportation of such Precious Metal, including insurance, from the Sub-Custodian’s Vault Premises to our London Vault Premises; and (ii) we bear the risk of loss of such Precious Metal, whether due to theft, destruction or otherwise. We agree that all delivery and packing shall be in accordance with the Rules and LBMA good market practices, and if there is a change in the delivery or packing due to a change in the Rules, we shall promptly provide you and the Sponsor with the reasons for the change.

7.5

Replacement of Precious Metal: If any Precious Metal credited to an Allocated Account does not comply with the Rules (including the Rules relating to good delivery and fineness), we shall as soon as practical replace such Precious Metal with Precious Metal which complies with the Rules (including the Rules relating to good delivery and fineness) by (i) debiting that Allocated Account and crediting the Unallocated Account with the requisite amount of Precious Metal to be replaced, (ii) providing replacement Precious Metal which complies with the Rules, and which is of an amount that approximates the amount of Precious Metal to be replaced as closely as practical and (iii) debiting the Unallocated Account and crediting that Allocated Account with the requisite amount of replacement Precious Metal. We shall not start the foregoing replacement process on a particular Business Day unless we are reasonably sure that such replacement process can be started and completed in the same Business Day. We shall notify you and the Sponsor by email and/or SWIFT message as soon as practical on the Business Day (but no later than the end of business on such Business Day) when (i) Precious Metal credited to an Allocated Account does not comply with the Rules and (ii) when replacement Precious Metal has been credited to that Allocated Account in accordance with this Clause. Such notification shall include details of the Precious Metal which did not comply with the Rules, and the replacement Precious Metal, including, for each bar of non-compliant or replacement Precious Metal (i) the name of the refiner and (ii) information regarding the vault location, gross weight, fineness, serial ID number, size and fine ounces. If there is a change in compliance due to a change in the Rules, we shall promptly provide you and the Sponsor with the reasons for the change.

8.	SUB-CUSTODIANS

8.1

Sub-Custodians: We may appoint Sub-Custodians solely for the temporary custody and safekeeping of Precious Metal comprising the Account Balances until such Precious Metal is transferred to our London Vault Premises as provided in Clause 7.4. We will use reasonable care in the appointment of any Sub-Custodian. We will notify you of any appointment of a Sub-Custodian, or if we want to select any additional Sub-Custodian or stop using any Sub-Custodian for such purpose, or as set out in Schedule 1. Your receipt of notice that we have selected a Sub-Custodian shall not be deemed to limit our responsibility in selecting such Sub-Custodian. Not more frequently than annually, upon your request, we shall confirm to you that from time to time we may hold Precious Metal for our own account with one or more Sub-Custodians. Any Sub-Custodian shall be a LBMA member, except for the Governor and the Company of the Bank of England. We shall notify you and the Sponsor as soon as practicable (and in any event no later than 2 Business Days from the date of our becoming aware) of any difficulties or problems existing with respect to a Sub-Custodian of which we become aware, with our acknowledging that we endeavour to apply the same or higher standard of care where practicable with respect to any Sub-Custodian as we apply to the services provided by us. As per the definition of “Sub-Custodian” in Clause 1.1, any appointment of a Sub-Custodian other than the Sub-Custodians whose vault premises are listed in the definition of Vault Premises must be approved in writing by you and the Sponsor.

8.2

Notice: We will provide you on request with the name and address of any Sub-Custodian of Precious Metal comprising the Account Balances along with any other information which you may reasonably require concerning the appointment of the Sub-Custodian.

8.3

Liability: We shall be liable for any loss suffered by you or the Series as a result of any act or omission or insolvency of any Sub-Custodian, including to the extent directly resulting from our fraud or negligence in the appointment of that Sub-Custodian.

9.	REPRESENTATIONS

9.1	Each Party represents and warrants to the other, on a continuing basis, that:

(a)	it is duly constituted and validly existing under the laws of its jurisdiction of constitution;

(b)

it has all necessary authority, powers, consents, licences and authorisations and has taken all necessary action to enable it lawfully to enter into and perform its duties and obligations under this Agreement;

(c)	the persons entering into this Agreement on its behalf have been duly authorised to do so; and

(d)

this Agreement and the obligations created under it constitute its legal and valid obligations which are binding upon it and enforceable against it in accordance with the terms of this Agreement (subject to applicable laws of bankruptcy, insolvency and similar laws and principles of equity) and do not and will not violate the terms of any applicable laws, or any order, charge or agreement by which it is bound.

9.2

In addition to (and without limitation of) the representations and warranties given by us in Clause 9.1, we represent and warrant to you, on a continuing basis, that we will adhere to the Creation and Redemption Procedures.

10.	SANCTIONS

10.1	In addition to (and without limitation of) the representations and warranties given by you in Clause 9.1 above, you represent, warrant, and undertake, on a continuing basis, that:

(a)	you are not, and each of the Sponsor and the Series is not, a person or entity that is named on any Sanctions List or directly or indirectly targeted under any Sanctions; and

(b)

we acknowledge that you do not review or monitor the activities of the authorised participants of the Trust with respect to their compliance with Sanctions. Subject to the limitation in the preceding sentence, you represent, in relation to your own actions and the actions of the Sponsor taken in connection with this Agreement, that you and the Sponsor are not knowingly acting in violation of any applicable Sanctions, and will not knowingly cause us to hold any Precious Metal that originates from financial crime or that would cause us to facilitate the violation of any Sanctions.

10.2

Subject to Clause 10.1, you agree that, to the best of your knowledge, neither any Precious Metal nor the proceeds of any Precious Metal will be used by you, the Sponsor or the Series in any way to fund the activities or business of any person or entity in violation of Sanctions. You further agree that we shall be under no obligation to comply with a notice of withdrawal delivered pursuant to Clause 4.1 where we, in consultation with you and the Sponsor (to the extent such consultation is permitted by law, regulation and internal compliance policies and procedures), have reasonable grounds to suspect that doing so would constitute a violation of Sanctions.

10.3

In the event that you breach Clause 10.1 or 10.2 above, or if we have reasonable grounds to believe that you have breached Clause 10.1 or 10.2 above, we shall have the right to terminate this Agreement upon written notice to you and the Sponsor. Our indemnification provided in Clause 12.5 shall apply to any such termination.

10.4

Nothing in this Agreement shall require a Party to take any action or to refrain from taking any action which may cause that Party to incur any liability to, or have any liability imposed on such Party by, a Sanctioning Body.

11.	FEES AND EXPENSES

11.1

Fees: Pursuant to the Custodial Fee Letter, the Sponsor will pay us fees for our services under this Agreement. Such fee is inclusive of fees for storage and insurance of the Precious Metal and any fees and expenses of Sub-Custodians used in connection with this Agreement.

11.2

Expenses: Pursuant to the Custodial Fee Letter, the Sponsor has agreed to pay us on demand all costs, charges and expenses (including any reasonable legal fees) incurred by us in connection with the performance of our duties and obligations under this Agreement or otherwise in connection with the Allocated Accounts (including any delivery, collection or storage costs). Pursuant to the Custodial Fee Letter, the Sponsor shall be liable for all taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto, with respect to any Allocated Account maintained by us pursuant to this Agreement or any deposits or withdrawals related thereto.

11.3	Credit balances: No interest or other amount will be paid by us on any credit balance on an Allocated Account.

11.4

Debit balances: You are not entitled to overdraw an Allocated Account, and we shall not carry out any instruction from you where to do so would in our opinion cause an Allocated Account to have a negative balance.

11.5

Default interest: If you fail to pay us any amount payable by you under this Agreement when it is due, we reserve the right to charge you interest (both before and after any judgement) on any such unpaid amount. Interest will accrue on a daily basis, on a compound basis with monthly resets, and will be due and payable by you as a separate debt.

11.6

No Recovery from the Trust or the Series: Amounts payable by the Sponsor pursuant to this Clause 11 or otherwise under this Agreement shall not be debited from an Allocated Account, but shall be solely payable by the Sponsor, and we hereby acknowledge that we will have no recourse against any Precious Metal standing to the credit of the Allocated Accounts or to you or the Series in respect of any such amounts.

12.	SCOPE OF RESPONSIBILITY

12.1

Exclusion of liability: We will adhere to the standards of a Reasonable and Prudent Custodian at all times in the performance of our duties under this Agreement, and we will be responsible for any loss or damage suffered by you or the Series as a direct result of any negligence, fraud or wilful misconduct on our part in the performance of our duties or as provided in Clause 8.3, and in which case our liability will not exceed the aggregate market value of the Account Balances and the account balance of the Unallocated Account at the time of such negligence, fraud or wilful misconduct or any act, omission or insolvency of any Sub-Custodian as per Clause 8.3 (calculating the value using the next available price for Precious Metal on the relevant London Precious Metals Markets following the occurrence of such negligence, fraud or wilful misconduct or any act, omission or insolvency of any Sub-Custodian as per Clause 8.3). We shall not in any event be liable for any consequential loss, or loss of profit or goodwill, whether or not resulting from any negligence, fraud or wilful misconduct on our part.

12.2

No duty or obligation: We are under no duty or obligation to make or take, or require any Sub-Custodian to make or take, any special arrangements or precautions beyond those required by the Rules or as specifically set forth in this Agreement.

12.3	Insurance:

(a)

We shall at all times maintain adequate insurance cover with reputable and solvent insurers of international standing with respect to our custodial obligations and the Precious Metal comprising the Account Balances, and we will pay and be responsible for all cost, fees and expenses (including any applicable premium and relevant taxes, each of which we undertake to pay in a timely manner) in relation to any such insurance policy or policies. In the event that we elect to reduce, cancel or not to renew such insurance, we will give you prior written notice as follows: in the case of a reduction, we will endeavour to provide such notice at least 30 days prior to the effective date of the reduction; and in the event of a cancellation or expiration of the insurance without renewal we will provide such notice at least 30 days prior to the last day of insurance coverage. We will provide you with evidence of such insurance upon reasonable prior notice and, subject to your execution of a mutually agreeable non-disclosure agreement, we will periodically allow you to review such insurance from time to time upon reasonable prior notice and will provide the Sponsor with information regarding such insurance required by the Sponsor in connection with the maintenance of the registration of the shares of the Trust. We acknowledge that you may obtain separate insurance at your own expense solely for your and the Series’ benefit to insure the Precious Metal comprising the Account Balances and that we will promptly provide you with all information reasonably necessary for you to obtain such insurance.

(b)

In the event of (i) loss, damage, destruction or mis-delivery of the Series’ Precious Metal, or (ii) another event occurring (incurred or not) which is likely to affect in any way the Series’ Precious Metal, or (iii) an event or circumstance occurs that may give rise to any of the event listed in (i) or (ii) above, we shall inform you in writing as soon as practicable upon becoming aware of any such occurrence and we shall consult with you and file claims with our insurer, unless we elect to reimburse the Series promptly directly from our own funds. At all times: (x) we shall keep you informed as to any progress of such insurance claim, and (y) we shall act in a prudent and reasonable manner in managing any insurance claim in connection with the Series’ Precious Metal and (z) we shall not act in a manner that may prejudice your or the Series’ position or recovery in connection with any such insurance claim.

(c)

Pursuant to any claim by us under a relevant insurance policy in respect of Precious Metal comprising the Account Balances, whereupon we receive any proceeds from the relevant insurer in satisfaction of that claim, we will pass such proceeds to you or the Sponsor, each on behalf of the Series, promptly upon receipt, unless we have already paid to the Series or to you or the Sponsor, each on behalf of the Series, any sum in respect of your Account Balances.

12.4

Force majeure: We shall not be liable to you for any delay in performance, or for the non-performance of, any of our obligations under this Agreement by reason of any cause beyond our reasonable control. This includes but is not limited to any breakdown, malfunction or failure of, or in connection with, any communication, computer, transmission, cyber-attack or event, clearing or settlement facilities, industrial action, war, civil war, hostilities (whether war be declared or not), epidemic, pandemic, revolution, rebellion, insurrection, civil strife acts and regulations of any governmental or supra national bodies or authorities, or the rules of any relevant regulatory or self-regulatory organisation. We shall promptly provide you and the Sponsor with the reasons for such delay in performance, or non-performance.

12.5

Indemnity: The Series shall, solely from and to the extent of the assets of the Series, indemnify and keep us indemnified (on an after tax basis) on demand against all costs and expenses, damages, liabilities and losses which we may suffer or incur, directly or indirectly, in connection with this Agreement, except to the extent that such sums are due directly to our negligence, wilful misconduct or fraud. The foregoing indemnity shall not apply to our fees, expenses and other amounts that are paid by the Sponsor pursuant to Clause 11 or otherwise under this Agreement.

12.6	Our interests and affiliates’ interests: We have the right, without notifying you, to act upon your instructions or to take any other action permitted by the terms of this Agreement even where:

(a)	we, directly or indirectly, have an interest in the consequences of such instruction or action;

(b)	we process your instructions on an aggregated basis together with similar instructions from other clients; or

(c)

we have a relationship with another party which does or may create a conflict with our duty to you or the Series, including (without prejudice) circumstances where we or any of our associates may: (i) act as financial adviser, banker or otherwise provide services to your or the Series’ contract counterparty; (ii) act in the same arrangement as agent for more than one client; or (iii) earn profits from any of the activities listed herein.

We or any of our divisions, branches or affiliates may be in possession of information tending to show that the action required by your or the Administrator’s instructions may not be in your or the Series’ best interests, but shall not have any duty to disclose any such information.

13.	TERMINATION

13.1

Method: Either Party may terminate this Agreement (a) by giving not less than 90 Business Days written notice to the other Party or (b) immediately by written notice in the event of the presentation of a winding-up order, bankruptcy or analogous event in relation to the other Party, and we may terminate the Agreement pursuant to Clause 10.3.

13.2	Any notice given by you under Clause 13.1 must specify:

(a)	the date on which the termination will take effect (the “Termination Date”);

(b)	the person to whom the applicable Account Balance is to be delivered; and

(c)	all other necessary arrangements for the delivery of the applicable Account Balance to you or to your order.

13.3

Redelivery arrangements: Following any termination of this Agreement, if you do not make arrangements acceptable to us for the delivery of the applicable Account Balance to you or to your order, we may continue to hold the Precious Metal constituting such Account Balance, in which case we will continue to charge the fees and expenses payable pursuant to Clause 11. If you have not made arrangements acceptable to us for the delivery of the Account Balances within 6 months of the Termination Date, we will be entitled to close the Allocated Accounts and sell the Precious Metal constituting the Account Balances (at such time and on such markets as we consider appropriate) and account to you for the proceeds after deducting any amounts due to us under this Agreement.

13.4

Termination. For the avoidance of any doubt, upon our issuance or receipt of notice of any termination of this Agreement pursuant to Clause 13.1, we agree to continue to serve as custodian and bailee pursuant to the terms of this Agreement for the period of time between the provision of notice and the Termination Date and we will facilitate the liquidation and distribution of the Series, if applicable, or an orderly transition to a successor custodian. In the event that the Trust seeks to transition to a successor custodian for the Series in accordance with the Declaration of Trust, we shall cooperate with you and the Sponsor in good faith to effect a smooth and orderly transfer of the Precious Metal held in the Allocated Accounts, the custodial services provided under this Agreement and all applicable records as directed by you or the Sponsor to such successor custodian. Such cooperation shall include the execution of such documents and the taking of such actions as you or the Sponsor may reasonably require in order to effect such transfer; however, to the extent we properly incur costs for such actions those costs shall be for the Sponsor. You or the Administrator shall provide us with any instructions concerning the transfer, including physical transport, of Precious Metal to a successor custodian pursuant to Clause 5.2 or as otherwise as we and you may agree.

13.5

Existing rights: Termination shall not affect rights and obligations then outstanding under this Agreement which shall continue to be governed by this Agreement until all obligations have been fully performed. The provisions of Clauses 6 and 17 shall survive the termination of this Agreement.

13.6	eBTS: Effective the Termination Date, the use of the Website (as defined in Schedule 1) will automatically be terminated and no further access to the Website will be permitted.

14.	VALUE ADDED TAX

14.1

VAT exclusive: All sums payable under this Agreement and referenced in the Custodial Fee Letter (including but not limited to storage, handling and clearing fees) shall be deemed to be exclusive of VAT.

15.	NOTICES

15.1

Form: Except as otherwise provided in this Agreement, any notice or other communication under or in connection with this Agreement shall be given in writing which includes an electronic transmission in a form permitted by Clause 15.2.

15.2

Method of transmission: Except as otherwise provided in this Agreement, any notice or other communication shall be delivered personally or sent by first class post, pre-paid recorded delivery (or air mail if overseas), authenticated electronic transmission (including email and SWIFT) or such other electronic transmission as the Parties may from time to time agree, to the Party due to receive the notice or communication or to the Administrator or the Sponsor, at its address, number or destination set out below or another address, number or destination specified by that Party or the Administrator or the Sponsor by written notice to the other Party or Parties or the Administrator or the Sponsor, as the case may be.

If to us, to:

JPMorgan Chase Bank, N.A.

25 Bank Street, Canary Wharf, London, E14 5JP, UK

5th Floor: Commodities

Email: bullion.clearing@jpmorgan.com; EMEA_bullion_sales@jpmorgan.com

If to you, to:

World Gold Trust

c/o WGC USA Asset Management Company, LLC

685 Third Avenue, 27th Floor

New York, NY 10017

Attention: Managing Director

Email: legalnotices@gold.org

Telephone: 212-317-3800

The address and numbers of the Sponsor for purposes of receiving notices under this

Agreement are:

WGC USA Asset Management Company, LLC

685 Third Avenue, 27th Floor

New York, NY 10017

Email: legalnotices@gold.org

Telephone: (212) 317-3800

The address and numbers of the Administrator for purposes of receiving notices under this

Agreement are:

The Bank of New York Mellon

240 Greenwich Street

8th Floor

New York, New York 10286

Attention: ETF Services

Telephone: 718-315-4591

Facsimile: 732-667-9585

E-Mail: etfservicesgs@bnymellon.com

15.3	Deemed receipt of notice: A notice or other communication under or in connection with this Agreement will be deemed received or delivered only if actually received or delivered.

15.4

Recording of calls: We may record telephone conversations without use of a warning tone. Such recordings will be our sole property and accepted by you as evidence of the orders or instructions given. In the event of inconsistency between the written notice and oral orders or instructions, the terms of the written notice shall prevail.

16.	GENERAL

16.1

No advice: Our duties and obligations under this Agreement do not include providing you with investment advice. In asking us to open and maintain the Allocated Accounts, you do so in reliance upon your own judgement, and we shall not owe to you any duty to exercise any judgement on your behalf as to the merits or suitability of any deposits into, or withdrawals from, the Allocated Accounts.

16.2

Rights and remedies: Our rights under this Agreement are in addition to, and independent of, any other rights which we may have at any time in relation to the Account Balances and any lien or other rights we may have to set-off, combine or consolidate any of your accounts, provided that, except as provided in Clauses 13.3 and 16.11, we shall not have any lien or other rights to set-off, merge, combine or consolidate the Allocated Accounts.

16.3

Business Day: If an obligation of a Party would otherwise be due to be performed on a day which is not a Business Day in respect of an Allocated Account, such obligation shall be due to be performed on the next succeeding Business Day in respect of that Allocated Account.

16.4

Assignment: This Agreement is for the benefit of and binding upon us both and our respective successors and permitted assigns, and, no Party shall assign, transfer or encumber, or purport to assign, transfer or encumber any of its rights or obligations under this Agreement without the other Party’s prior agreement in writing (such agreement not to be unreasonably withheld), provided that this Clause 16.4 shall not restrict our power to merge or consolidate with any party or to dispose of all or substantially all of our custody business to another party.

16.5

Amendments: Unless otherwise specified in this Agreement, any amendment to this Agreement must be agreed in writing and be signed by us both. Unless otherwise agreed, an amendment will not affect any legal rights or obligations which may already have arisen.

16.6

Partial invalidity: If any of the clauses (or part of a clause) of this Agreement becomes invalid or unenforceable in any way under the Rules or any law, the validity of the remaining clauses (or part of a clause) will not in any way be affected or impaired.

16.7	Liability: Nothing in this Agreement shall exclude or limit any liability which cannot lawfully be excluded or limited (e.g., liability for personal injury or death caused by negligence).

16.8

Entire Agreement: This Agreement and the Unallocated Precious Metal Account Agreement represent the entire agreement between us, and supersede any previous agreements between us, relating to the subject matter of this Agreement and the Unallocated Precious Metal Account Agreement.

16.9

Counterparts; Signatures: This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same agreement. Facsimile, PDF and other electronic signatures shall be acceptable and binding.

16.10

Third Party Rights: You are our sole customer under this Agreement. Except with respect to the Series, which shall be considered a beneficiary of this entire Agreement, and the Sponsor, which shall be a beneficiary (as applicable) of Clauses 1.1 (definitions of “Sponsor” and “Sub-Custodian”), 2.6, 2.8, 3.1, 3.5, 3.6, 4.1, 4.3, 4.5, 5.1, 7.4, 7.5, 8.1, 10.2, 10.3, 12.3, 12.4, 13.4, 15.2, 16.10, 17.4, Schedule I (Clause 2.3: Reports) and Schedule II (Creation and Redemption Procedures) and such Clauses of this Agreement as may be applicable when acting for or on behalf of the Trust or the Series as described in the definition of “Sponsor” in Clause 1.1, and the Administrator, which shall be a beneficiary (as applicable) of Clauses 2.3, 2.5, 3.1, 3.4, 4.1, 4.2, 5.1, 5.2, 5.3, 5.5, 5.6, 7.2, 13.4, 15.2, 16.10, 17.4, Schedule I (Clause 2.3: Reports) and Schedule II (Creation and Redemption Procedures), we do not owe any duty or obligation or have any liability towards any person who is not a party to this Agreement, and, other than the Series, the Sponsor and the Administrator, this Agreement does not confer a benefit on any person who is not a party to it. The Parties do not intend that any term of this Agreement shall be enforceable by any person who is not a party to it, except for the Series, the Sponsor and the Administrator, and do intend that the Contracts (Rights of Third Parties) 1999 Act shall not apply to this Agreement. Nothing in this paragraph is intended to limit the obligations hereunder of any successor to the Trust or to limit the right of any successor to the Trust to enforce our obligations hereunder.

16.11

No Liens: We will not create any right, charge, security interest, lien or claim against the Account Balances, except those in our favour arising under this Agreement or under the Unallocated Precious Metal Account Agreement, and we will not loan, hypothecate, pledge or otherwise encumber any of the Account Balances except pursuant to your instructions. Notwithstanding the foregoing sentence, we will not create any right, charge, security interest, lien or claim against the Account Balances with respect to the payment or non-payment by the Sponsor of our fees, expenses and other amounts that are paid by the Sponsor pursuant to Clause 11 or otherwise under this Agreement.

16.12

Trust Liability: This Agreement is executed by the Trust with respect to the Series and the obligations hereunder are not binding upon any of the trustees, officers or shareholders of the Trust individually. Separate and distinct records are maintained for each series of the Trust and the assets associated with any such series are held and accounted for separately from the other assets of the Trust, or any other series of the Trust. We acknowledge that we are not entitled to use the assets of the Series to discharge the debts, liabilities, obligations and expenses incurred, contracted for, or otherwise existing with respect to the Trust generally or any other series of the Trust, and none of the debts, liabilities, obligations and expenses incurred, contracted for, or otherwise existing with respect to the Trust generally or any such other series of the Trust shall be enforceable against the assets of the Series. The Trust shall cause the Series to comply with its obligations under this Agreement.

16.13

Notice of Change of Administrator: To the extent that the identity of the Administrator changes, you or the Sponsor will provide us with written notice of such change at least thirty (30) days prior to the effective date of such change, provided that, if such change will occur in less than thirty (30) days as a result of the bankruptcy or insolvency of, or another similar event involving, the Administrator, you or the Sponsor will provide us with notice of such change as soon as practicable.

17.	GOVERNING LAW AND JURISDICTION

17.1	Governing law: This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

17.2

Jurisdiction: The courts of the State of New York, in the United States of America, and the Unites States federal court located in the Borough of Manhattan in such state shall have jurisdiction to settle any disputes or claims which may arise out of or in connection with this Agreement, including any question regarding its existence, validity or termination. Each of the Parties hereto irrevocably submits to the non-exclusive jurisdiction of such courts, waive any claim of forum non conveniens and any objections to the laying of venue, and further waive any personal service.

17.3

Waiver of immunity: To the extent that you may in any jurisdiction claim for yourself or your assets any immunity from suit, judgement, enforcement or otherwise howsoever, you agree not to claim and irrevocably waive any such immunity to which you would otherwise be entitled (whether on grounds of sovereignty or otherwise) to the full extent permitted by the laws of such jurisdiction.

17.4

Service of process: Process by which any proceedings are begun may be served by being delivered to the addresses specified below. This does not affect the right of either of us to serve process in another manner permitted by law.

Our address for service of process:

JPMorgan Chase Bank, N.A.

25 Bank Street, Canary Wharf, London, E14 5JP, UK

5th Floor: Commodities and 23rd Floor – Legal Department

Attention: EMEA_bullion_sales@jpmorgan.com

Your address for service of process:

World Gold Trust

c/o WGC USA Asset Management Company, LLC

685 Third Avenue, 27th Floor

New York, NY 10017

Attention: General Counsel

Email: legalnotices@gold.org

The Sponsor’s address for service of process:

WGC USA Asset Management Company, LLC

685 Third Avenue, 27th Floor

New York, NY 10017

Attn: General Counsel

Email: legalnotices@gold.org

The Administrator’s address for service of process:

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Attention: ETF Service Directors

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as a deed by each party to this Agreement in each relevant capacity described above in the manner described therein this day and year first before written.

Signed as a deed on behalf of

JPMORGAN CHASE BANK, N.A.

by:

Signature	/s/ Mark Amlin
Name	Mark Amlin
Title	Executive Director

In the presence of:

Name	David Levi
Signature	/s/ David Levi
Address	383 Madison Avenue, NY, NY 10179
Occupation	Managing Director

Signed as a deed on behalf of

WORLD GOLD TRUST,

on behalf of its series, the SPDR® Gold MiniShares® Trust

by: WGC USA Asset Management Company, LLC,

the sponsor of the World Gold Trust and the SPDR® Gold MiniShares® Trust

by:

Signature	/s/ Joseph R. Cavatoni
Name	Joseph R. Cavatoni
Title	Principal Executive Officer

In the presence of:

Name	Ann Pace
Signature	/s/ Ann Pace
Address	685 Third Avenue, Suite 2702, New York, NY 10017
Occupation	Head of Legal, US and Secretary of WGC USA Asset Management Company, LLC

[Signature Page to Allocated Precious Metal Account Agreement]

SCHEDULE 1

To Allocated Precious Metal Account Agreement dated December 1, 2023

This Schedule forms an integral part of the Agreement and expressions contained herein shall, where applicable, have the same meaning as defined in the Agreement.

Clause 2.3: Reports

Agreed methods of giving instructions include the following:

Through eBTS, accessible through the JP Morgan Chase Bank website (the “Website”) by you and the Administrator pursuant to the terms of the website agreement.

Reports will be provided for each Business Day, by no later than 9:00 a.m. New York time on the following Business Day.

Reports will be provided in PDF and Excel format.

Reports will include details of any Precious Metal held by us, or, as applicable, at a Sub-Custodian, for the Series, and will contain the following details:

●	bar numbers
●	purity
●	gross weight in [oz/kg]
●	fine weight in [oz/kg]
●	brand
●	vault premises
●	Year of production
●	any other such marks as may be required for the identification of gold under the Rules or applicable law from time to time

Reports will include information showing the movement of Precious Metal into and out of an Allocated Account and the Unallocated Account and identifying separately each transaction and the Business Day on which it occurred. Such reports will include information to allow you and the Administrator to determine whether, by the close of Business on any Business Day, we have allocated Precious Metal standing to the Series’ credit in the Unallocated Account to an Allocated Account in accordance with Clause 5.3 (Continuous Allocation of Gold) of the Unallocated Precious Metal Account Agreement.

In order to satisfy your and the Sponsor’s regulatory reporting requirements, upon your request, we will provide written notification to you, by no later than ten Business Days after the end of each calendar quarter and calendar year, stating the following:

●	the amount of assets held for the Series by us and any Sub-Custodian as of the end of the respective calendar quarter or calendar year; or
●	that we have no such holdings as of the end of the respective calendar quarter or calendar year.

Clause 8.1: Sub-Custodians

As, pursuant to Clause 8.1 (Sub-Custodians), any arrangement to hold Precious Metal for the Series with a Sub-Custodian must only be temporary, we will provide notification via email (and telephonic notice, in our discretion, for anything we deem may require immediate attention) of any Sub-Custodian allocation as soon as reasonably practicable and, in any event, no later than the Business Day upon which allocation occurs.

Clause 11.5: Default interest

The rate of interest applicable under this clause will be 1% above the Secured Overnight Financing Rate (SOFR) for the currency in which the amount is due, or if such rate is not available, such rate of interest as the Parties shall mutually agree upon in good faith.

SCHEDULE 2

CREATION AND REDEMPTION PROCEDURES

* * * *

Effective as of December 7, 2023

SPDR® GOLD MINISHARES® TRUST PROCEDURES
(JPMORGAN CHASE BANK, N.A. AS CUSTODIAN)

CREATION AND REDEMPTION OF SPDR® GOLD MINISHARES AND RELATED GOLD TRANSACTIONS

Scope of Procedures and Overview

These procedures (the “Procedures”) describe the processes by which one or more Creation Units of shares (the “Shares”) of the SPDR® Gold MiniShares® Trust (the “Fund”), a series of World Gold Trust (the “Trust”), may be purchased or, once Shares have been issued, redeemed by an Authorized Participant (a “Participant”). Shares may be created or redeemed only in blocks of 100,000 Shares (each such block, a “Creation Unit”). Because the issuance and redemption of Creation Units also involve the transfer of Gold between the Participant and the Fund, certain processes relating to the underlying Gold transfers also are described.

Under these Procedures, Creation Units may be issued only with respect to Gold transferred to and held in the Fund’s allocated and unallocated Gold accounts maintained in London, England by JPMorgan Chase Bank, N.A, as custodian (the “Custodian”). Capitalized terms used in these Procedures without further definition have the meanings assigned to them in the Authorized Participant Agreement (the “Participant Agreement”) entered into by each Participant with The Bank of New York Mellon, as administrator of the Trust and the Fund (the “Administrator”), and WGC USA Asset Management Company, LLC, as the sponsor of the Trust and the Fund (the “Sponsor”).

For purposes of the Participant Agreement (i) all references to “Custodian” used therein in connection with the Fund shall also mean JPMorgan Chase Bank, N.A., in its capacity as a custodian of the Fund’s Gold, where the context permits or requires, and (ii) all references to “Procedures” used therein in connection with the Fund shall also mean these Procedures, where the context permits or requires.

For purposes of these Procedures, a “Business Day” is defined as any day other than (i) a day on which the principal exchange on which the Shares are traded is closed for regular trading or (ii), if the transaction involves the receipt or delivery of Gold or confirmation thereof in the United Kingdom or in some other jurisdiction, (a) a day on which banking institutions in the United Kingdom or in such other jurisdiction, as the case may be, are authorized by law to close or a day on which the London gold market is closed or (b) a day on which banking institutions in the United Kingdom or in such other jurisdiction, as the case may be, are authorized to be open for less than a full business day or the London gold market is open for trading for less than a full business day and transaction procedures required to be executed or completed before the close of the business day may not be so executed or completed.

Creation Units are issued pursuant to the Prospectus, which will be delivered by the Sponsor to each Participant prior to its execution of the Participant Agreement, and are issued and redeemed in accordance with the Participant Agreement. Creation Units may be issued and redeemed on any Business Day by the Custodian in exchange for Gold, which the Custodian receives from Participants or transfers to Participants, after receiving appropriate instructions from the Administrator, in each case on behalf of the Trust. Participants will be required to pay a nonrefundable per order transaction fee of $500 to the Administrator (the “Transaction Fee”).

Participants and the Fund transfer Gold between each other using the unallocated bullion account system of the London bullion market. Transfers of Gold to and from the Fund are effected pursuant to (i) the Allocated Precious Metal Account Agreement, dated as of December 1, 2023 and effective as of December 7, 2023, as amended or restated from time to time, between the Trust and the Custodian (the “Allocated Bullion Account Agreement”) establishing the Fund’s allocated account with the Custodian (the “Fund Allocated Account”) and the Unallocated Precious Metal Account Agreement, dated as of December 1, 2023 and effective as of December 7, 2023,, as amended or restated from time to time, between the Trust and the Custodian (the “Unallocated Bullion Account Agreement”) establishing the Fund’s unallocated account with the Custodian (the “Fund Unallocated Account”; the Allocated Bullion Account Agreement and the Unallocated Bullion Account Agreement are collectively referred to as the “Custody Agreements”); and (ii) a Participant Unallocated Bullion Account Agreement entered into between the Participant and JPMorgan Chase Bank, N.A. or another Gold clearing bank of the LPMCL establishing the Participant’s unallocated account (the “Participant Unallocated Account”).

Gold is transferred between the Fund and Participants through the Fund Unallocated Account. When Gold is to be transferred to the Fund from a Participant (in exchange for the issuance of Creation Units), the Gold is transferred from the Participant Unallocated Account to the Fund Unallocated Account and then transferred from there to the Fund Allocated Account. When Gold is to be transferred to a Participant (in connection with the redemption of Creation Units), the Gold is transferred from the Fund Allocated Account to the Fund Unallocated Account and is transferred from there to the Participant Unallocated Account.

Each Participant is responsible for ensuring that the Gold it intends to transfer to the Fund in exchange for Creation Units is available for transfer to the Fund in the manner and at the times described in these Procedures. In meeting this responsibility, the Participant may make such independent arrangements as it sees fit, including borrowing Gold, to ensure that the relevant amount of Gold is credited in time.

Upon acceptance of the Participant Agreement by the Sponsor and the Administrator, the Administrator will assign a personal identification number (a “PIN number”) to each Authorized Person authorized to act for the Participant. This will allow the Participant through its Authorized Person(s) to place Purchase Order(s) or Redemption Order(s) for Creation Units.

If there is more than one custodian of the Fund’s Gold with whom the Participant may deposit Gold with in connection with the creation of Creation Units or receive Gold from in connection with the redemption of Creation Units, the Sponsor shall, from time to time, identify to the Participant and the Administrator which custodian or custodians the Participant may or shall deposit Gold with in connection with the creation of Creation Units or receive Gold from in connection with the redemption of Creation Units. Such identification may be carried out by the Sponsor instructing the Administrator from time to time to indicate through the Administrator’s electronic ordering system which custodian or custodians the Participant shall deposit Gold with in connection with the creation of Creation Units or receive Gold from in connection with the redemption of Creation Units.

Capitalized terms used but not defined in these Procedures shall have the meanings assigned to such terms in the Participant Agreement.

Important Notes:

●	Any Order is subject to rejection by the Administrator for the reasons set forth in the Participant Agreement.

●	All Orders are subject to the provisions of the Custody Agreements and the Participant Agreement relating to unclear or ambiguous instructions.

* * * *

CREATION PROCESS

The issuance and delivery of Shares shall take place only in integral numbers of Creation Units in compliance with the following rules:

1.

Participants wishing to acquire one or more Creation Units shall place a Purchase Order with the Administrator no later than 3:59:59 p.m. (New York time) (the “Order Cutoff Time”) on any Business Day. Purchase Orders received by the Administrator on or after the Order Cutoff Time on a Business Day will not be accepted.

2.	For purposes of Paragraph 1 above, a Purchase Order shall be deemed “received” by the Administrator only when either of the following has occurred no later than 3:59:59 p.m. (New York time):

a.

Telephone/fax Order — An Authorized Person shall have placed a telephone call to the telephone number designated by the Administrator and specified in Exhibit B to the Participant Agreement, or such other number that the Administrator designates in writing to the Participant, and has received an order number from the Administrator for insertion in the Purchase Order (an “Order Number”), or

b.

Web-based Order — An Authorized Person shall have accessed the Administrator’s online services (https://connect.bnymellon.com), the use of which shall be subject to the Order Entry System Terms and Conditions attached hereto as Annex A and incorporated herein by reference.

in either case informing the Administrator that the Participant wishes to place a Purchase Order for a specified number of Creation Units and, in the case of a telephone order, within 15 minutes following such telephone call, the Administrator shall have received a properly completed, irrevocable Purchase Order in the form set out in Exhibit B to the Participant Agreement executed by an Authorized Person of such Participant, via facsimile at the number specified in such Exhibit B. The Business Day on which a Purchase Order shall be deemed received by the Administrator is hereinafter referred to as the “Order Date.”

3.

As soon as reasonably practicable following receipt of a properly completed Purchase Order but not later than 5:30 p.m. (New York time) on the Order Date for such Purchase Order, the Administrator shall send to the Participant (with copy to the Custodian), via facsimile or electronic mail message, a copy of the corresponding Purchase Order endorsed “Accepted” by the Administrator and indicating the amount of Gold that the Participant shall deliver to the Custodian in respect of each Creation Unit (the “Creation Unit Amount”). Prior to the transmission of the Administrator’s acceptance as specified above, a Purchase Order will only represent the Participant’s unilateral offer to deposit Gold in exchange for Creation Units and will have no binding effect upon the Trust, on behalf of the Fund, or any other party. Following the transmission of the Administrator’s acceptance as specified above, a Purchase Order will be a binding agreement among the Trust, on behalf of the Fund, and the Participant for the creation and purchase of Creation Units and the deposit of Gold pursuant to the terms of the Purchase Order and these Procedures. If a Purchase Order is rejected, the Administrator shall send to the Participant (with copy to the Custodian), via facsimile or electronic mail message, as soon as reasonably practicable, but not later than 5:30 p.m. (New York time) on the Order Date for such Purchase Order, a copy of the corresponding Purchase Order endorsed “Declined” by the Administrator and indicating the reason. The preceding sentence notwithstanding, Purchase Orders not accepted by 5:30 p.m. (New York time) on the Order Date shall be deemed cancelled. A Purchase Order which is not properly completed will be deemed invalid and rejected by the Administrator; the Participant may submit a corrected Purchase Order within fifteen (15) minutes after receiving notice of such rejection from the Administrator, provided that the corrected Purchase Order is received by the Administrator prior to the Order Cutoff Time.

4.

The Administrator shall provide a written summary to the Custodian of all Purchase Orders accepted on an Order Date no later than 5:30 p.m. (New York time) on such Order Date. The summary shall be sent by the Administrator to the Custodian by authenticated electronic message (Swift MT699 or MT604, as determined by the Administrator) and shall indicate (i) each separate transfer of Gold to be made by a Participant to the Fund Unallocated Account in connection with each Purchase Order accepted on such Order Date and (ii) the total ounces of Gold which will require allocation to the Fund Allocated Account on the second Business Day following the Order Date. If the Administrator rejects a Purchase Order pursuant to a Participant Agreement after the foregoing message is given to the Custodian, the Administrator will notify the Custodian of such rejection, identifying the Participant whose Purchase Order was rejected and the number of ounces of Gold contained in the rejected Purchase Order.

5.

Each Purchase Order shall settle on the second Business Day following the Order Date. The Creation Unit Amount corresponding to each Creation Unit must be deposited in the Fund Unallocated Account no later than 10:00 a.m. (London time) on the second Business Day following the Order Date. The Participant shall bear all risk of any loss until the Gold is credited to the Fund Unallocated Account.

6.

By 2:00 p.m. (London time) on the second Business Day following the Order Date, the Custodian will notify the Administrator by email of the status of the Gold deposits and allocation process for Purchase Orders scheduled to settle on the second Business Day following the Order Date, including (i) the amount of Gold transferred to the Fund Unallocated Account from each Participant’s Participant Unallocated Account, separately stated, (ii) the amount of Gold that has been allocated to the Fund Allocated Account from the Fund Unallocated Account and (iii) the amount of Gold, if any, remaining in the Fund Unallocated Account. In the event there is any need for clarification of the status of the Gold deposits or the allocation process, the Administrator will telephone the Custodian to obtain such clarification. This notice does not reflect the official transfer record of the Custodian, which is completed as of the conclusion of the Custodian’s Business Day.

7.

On the second Business Day following the Order Date corresponding to a Purchase Order, or on such earlier date and time as the Administrator in its absolute discretion may agree with the Participant, the Administrator shall issue the aggregate number of Shares corresponding to the Creation Units ordered by the Participant and deliver them, by credit to the account at DTC which the Participant shall have identified for such purpose in its Purchase Order, provided that, by 1:00 p.m. (New York time) on the date such issuance and delivery is to take place:

a.

the Custodian shall have reported in writing to the Administrator that the corresponding required amount of Gold has been deposited in the Fund Unallocated Account in compliance with the provisions of Paragraph 5 above;

b.

the Custodian shall have reported in writing to the Administrator that the corresponding required amount of Gold has been allocated to the Fund Allocated Account and the Custodian is holding that Gold for the account of the Fund;

c.	the Administrator shall have received from the Participant the applicable Transaction Fee;

d.

the Participant shall have paid or agreed to pay, or reimbursed or agreed to reimburse, the Custodian, the Administrator or the Fund for the amount of any applicable taxes (including, without limitation, any VAT), governmental charges and fees which are or become due in connection with the delivery of Gold to the Administrator and the issuance and delivery of Shares to the Participant; and

e.

any other conditions to the issuance of Shares under the Fourth Amended and Restated Agreement and Declaration of Trust of the Trust, dated as of April 16, 2018, as amended as of February 6, 2020 and as of December 7, 2023, and as further amended or restated from time to time (the “Declaration of Trust”) shall have been satisfied.

8.

In all other cases, the Administrator shall issue the aggregate number of Shares corresponding to the Creation Units ordered by the Participant and deliver them by credit to the account at DTC which the Participant shall have identified for such purpose in its Purchase Order on the Business Day following the date on which all of the conditions set forth in clauses (a) – (e) of Paragraph 7 above shall have been met. In the event that, by 10:00 a.m. (New York time) on the second Business Day following the Order Date of a Purchase Order, the Fund Unallocated Account shall not have been credited with the required amount of Gold in compliance with the provisions of Paragraph 5 above, the Administrator shall send to the Participant whose deposit of Gold was not fully received and the Custodian via fax or electronic mail message notice of such fact and the Participant shall have two (2) Business Days following receipt of such notice to correct such failure. If such failure is not cured within such two (2) Business Day period, the Administrator shall, unless the Sponsor shall otherwise direct, cancel such Purchase Order and will send via fax or electronic mail message notice of such cancellation to the Participant and the Custodian, and the Participant will be solely responsible for all damages, losses, costs and expenses incurred by the Trust, the Fund, the Sponsor, the Administrator or the Custodian related to the cancelled Order.

9.

The foregoing provisions notwithstanding, neither the Administrator nor the Custodian shall be liable for any failure or delay in making delivery of Shares in respect of a Purchase Order arising from nuclear fission or fusion, radioactivity, war, terrorist event, invasion, insurrection, civil commotion, riot, strike, act of government, public authority, public service or utility problems, power outages resulting in telephone, telecopy and computer failures, act of God such as fires, floods or extreme weather conditions, market conditions or activities causing trading halts, systems failures involving computer or other information systems affecting the Trust, the Fund, the Administrator, the Custodian or sub-custodian and similar extraordinary events beyond the Custodian’s or the Administrator’s reasonable control. In the event of any such delay, the time to complete delivery in respect of a Purchase Order will be extended for a period equal to that during which the inability to perform continues as determined by the Administrator in its sole discretion.

10.

Except as provided in Paragraphs 3 and 8 and the Participant Agreement, none of the Administrator, the Sponsor or the Custodian is under any duty to give notification of any defects or irregularities in any Purchase Order or the delivery of the Creation Unit Amount, and shall not incur any liability for the failure to give any such notification.

11.	The creation of Shares may be suspended or rejected under the circumstances specified in the Declaration of Trust, these Procedures or the Participant Agreement.

[Redemption Process Follows on Next Page]

REDEMPTION PROCESS

The redemption of Shares shall take place only in integral numbers of Creation Units in compliance with the following rules:

1.

Participants wishing to redeem one or more Creation Units shall place a Redemption Order with the Administrator no later than 3:59:59 p.m. (New York time) (the “Order Cutoff Time”) on any Business Day. Redemption Orders received by the Administrator on or after the Order Cutoff Time on a Business Day will not be accepted.

2.	For purposes of Paragraph 1 above, a Redemption Order shall be deemed “received” by the Administrator only when either of the following has occurred no later than 3:59:59 p.m. (New York time):

a.

Telephone/fax Order — An Authorized Person shall have placed a telephone call to the telephone number designated by the Administrator and specified in Exhibit B to the Participant Agreement, or such other number that the Administrator designates in writing to the Participant, and has received an order number from the Administrator for insertion in the Redemption Order (an “Order Number”), or

b.

Web-based Order — An Authorized Person shall have accessed the Administrator’s online services (https://connect.bnymellon.com), the use of which shall be subject to the Order Entry System Terms and Conditions attached hereto as Annex A and incorporated herein by reference.

in either case informing the Administrator that the Participant wishes to place a Redemption Order for a specified number of Creation Units and, in the case of a telephone order, within 15 minutes following such telephone call, the Administrator shall have received a duly completed, irrevocable Redemption Order in the form set out in Exhibit B to the Participant Agreement executed by an Authorized Person of such Participant, via facsimile at the number specified in such Exhibit B. The Business Day on which a Redemption Order shall be deemed received by the Administrator is hereinafter referred to as the “Order Date.”

3.

Upon receipt of a properly completed Redemption Order, the Administrator shall send to the Participant (with copy to the Custodian), via facsimile or electronic mail message, as soon as reasonably practicable, but not later than 5:30 p.m. (New York time) on the Order Date for such Redemption Order a copy of the corresponding Redemption Order endorsed “Accepted” by the Administrator and indicating the amount of Gold that the Custodian shall deliver to the Participant in respect of each Creation Unit being redeemed (the “Creation Unit Amount”). Prior to the transmission of the Administrator’s acceptance as specified above, a Redemption Order will only represent the Participant’s unilateral offer to deposit Creation Units in exchange for a delivery of Gold and will have no binding effect upon the Trust, on behalf of the Fund, or any other party. Following the transmission of the Administrator’s acceptance as specified above, a Redemption Order will be a binding agreement among the Trust, on behalf of the Fund, and the Participant for the redemption of Creation Units and the delivery of Gold pursuant to the terms of the Redemption Order and these Procedures. If a Redemption Order is rejected, the Administrator shall send to the Participant (with copy to the Custodian), via facsimile or electronic mail message, as soon as reasonably practicable, but not later than 5:30 p.m. (New York time) on the Order Date for such Redemption Order, a copy of the corresponding Redemption Order endorsed “Declined” by the Administrator and indicating the reason. The preceding sentence notwithstanding, Redemption Orders not accepted by 5:30 p.m. (New York time) on the Order Date shall be deemed cancelled. A Redemption Order which is not properly completed will be deemed invalid and rejected by the Administrator; the Participant may submit a corrected Redemption Order within fifteen (15) minutes after receiving notice of such rejection from the Administrator, provided that the corrected Redemption Order is received by the Administrator prior to the Order Cutoff Time.

4.

The Administrator shall provide a written summary to the Custodian of all Redemption Orders accepted on an Order Date no later than 5:30 p.m. (New York time) on such Order Date. The summary shall be sent by the Administrator to the Custodian by authenticated electronic message (Swift MT699 or MT604, as determined by the Administrator) and shall (i) contain instructions to transfer on the second Business Day following the Order Date from the Fund Allocated Account to the Fund Unallocated Account the total ounces of Gold required to settle the Redemption Orders received on such Order Date and (ii) identify each separate transfer of Gold to be made from the Fund Unallocated Account to the identified Participant Unallocated Account in connection with each Redemption Order accepted on such Order Date. If the Administrator rejects a Redemption Order pursuant to a Participant Agreement after the foregoing message is sent, the Administrator will notify the Custodian of such rejection, identifying the Participant whose Redemption Order was rejected and the number of ounces of Gold contained in the rejected Redemption Order.

5.

The Administrator shall, by 10:00 a.m. (New York Time) on the second Business Day following the Order Date of a Redemption Order, confirm in writing to the Custodian whether each of the following has occurred:

a.

the Participant has delivered by 10:00 a.m. on the second Business Day following the Order Date to the Administrator’s account at DTC the total number of Shares to be redeemed by such Participant pursuant to such Redemption Order;

b.	the Administrator shall have received from the Participant the applicable Transaction Fee;

c.

the Participant shall have paid or agreed to pay, or reimbursed or agreed to reimburse, the Custodian, the Administrator or Fund for the amount of any applicable taxes (including, without limitation, any VAT), governmental charges and fees which are or become due in connection with the delivery of Shares to the Administrator and the delivery of Gold to the Participant, as well as any expense associated with the delivery of Gold to the Participant other than by a credit to an account of the Participant maintained by the Custodian on an unallocated basis; and

d.	any other conditions to the redemption of Shares under the Declaration of Trust shall have been satisfied.

If the conditions set forth in clauses (a) – (d) of Paragraph 5 have been satisfied by 10:00 a.m. (New York time) on the second Business Day following the Order Date, the Administrator shall send an authenticated electronic message (Swift MT699 or MT604, as determined by the Administrator) to the Custodian directing the Custodian to transfer Gold in the relevant amounts from the Trust Unallocated Account to the Participant Unallocated Accounts specified in the communication sent by the Administrator to the Custodian in Paragraph 3. Having made such delivery, the Custodian shall send written confirmation thereof to the Administrator who shall then cancel the Shares so redeemed. The Participant shall bear all risk of any loss from the time the Gold is transferred from the Fund Unallocated Account to the Participant Unallocated Account.

6.

In all other cases, delivery must be completed by the Custodian as soon as, in the reasonable judgment of the Custodian, it is practicable following receipt of written confirmation from the Administrator that the conditions set forth in clauses (a) - (d) of Paragraph 5 above have been satisfied.

7.

The foregoing provisions notwithstanding, neither the Administrator nor the Custodian shall be liable for any failure or delay in making delivery of Gold in respect of a Redemption Order arising from nuclear fission or fusion, radioactivity, war, terrorist event, invasion, insurrection, civil commotion, riot, strike, act of government, public authority, public service or utility problems, power outages resulting in telephone, telecopy and computer failures, act of God such as fires, floods or extreme weather conditions, market conditions or activities causing trading halts, systems failures involving computer or other information systems affecting the Trust, the Fund, the Administrator, the Custodian or sub-custodian and similar extraordinary events beyond the Custodian’s or the Administrator’s reasonable control. In the event of any such delay, the time to complete delivery in respect of a Redemption Order will be extended for a period equal to that during which the inability to perform continues as determined by the Administrator in its sole discretion.

8.

In the event that, by 10:00 a.m. (New York time) on the second Business Day following the Order Date of a Redemption Order, the Administrator’s account at DTC shall not have been credited with the total number of Shares corresponding to the total number of Creation Units to be redeemed pursuant to such Redemption Order, the Administrator shall send to the Participant and the Custodian via fax or electronic mail message notice of such fact and the Participant shall have one (1) Business Day following receipt of such notice to correct such failure. If such failure is not cured within such one (1) Business Day period, the Administrator (in consultation with the Sponsor) will cancel such Redemption Order and will send via electronic mail message notice of such cancellation to the Participant and the Custodian. The Participant will be solely responsible for all damages, losses, costs and expenses incurred by the Trust, the Fund, the Sponsor, the Administrator or the Custodian related to the cancelled Redemption Order.

9.	The redemption of Shares may be suspended or rejected under the circumstances specified in the Declaration of Trust, these Procedures or the Participant Agreement.

10.

Except as provided in Paragraphs 3 and 8 and the Participant Agreement, none of the Administrator, the Sponsor or the Custodian are under any duty to give notification of any defects or irregularities in any Redemption Order or the delivery of the Shares, and shall not incur any liability for the failure to give any such notification.

* * * *

ANNEX A

ORDER ENTRY SYSTEM TERMS AND CONDITIONS

This Annex shall govern use by an Authorized Participant of the electronic order entry system for placing Purchase Orders and Redemption Orders for Shares (the “System”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement or the Procedures. In the event of any conflict between the terms of this Annex A and either the Agreement or the Procedures with respect to the placing of Purchase Orders and Redemption Orders, the terms of this Annex A shall control.

1.(a) Authorized Participant shall provide to The Bank of New York Mellon, a New York corporation authorized to do banking business (the “Transfer Agent”) a duly executed authorization letter, in a form satisfactory to Transfer Agent, identifying those Authorized Persons who will access the System. Authorized Participant shall notify the Transfer Agent promptly in writing, including, but not limited to, by electronic mail, in the event that any person’s status as an Authorized Person is revoked or terminated, in order to give the Transfer Agent a reasonable opportunity to terminate such Authorized Person’s access to the System. The Transfer Agent shall promptly revoke access of such Authorized Person to the electronic entry systems through which Purchase Orders and Redemption are submitted by such person on behalf of the Authorized Participant.

(b) It is understood and agreed that each Authorized Person shall be designated as an authorized user of Authorized Participant for the purpose of the Agreement. Upon termination of the Agreement, the Authorized Participant’s and each Authorized Person’s access rights with respect to System shall be immediately revoked.

2. Transfer Agent grants to Authorized Participant a personal, nontransferable and nonexclusive license to use the System solely for the purpose of transmitting Purchase Orders and Redemption Orders and otherwise communicating with Transfer Agent in connection with the same. Authorized Participant shall use the System solely for its own internal and proper business purposes. Except as set forth herein, no license or right of any kind is granted to Authorized Participant with respect to the System. Authorized Participant acknowledges that Transfer Agent and its suppliers retain and have title and exclusive proprietary rights to the System. Authorized Participant further acknowledges that all or a part of the System may be copyrighted or trademarked (or a registration or claim made therefor) by Transfer Agent or its suppliers. Authorized Participant shall not take any action with respect to the System inconsistent with the foregoing acknowledgments. Authorized Participant may not copy, distribute, sell, lease or provide, directly or indirectly, the System or any portion thereof to any other person or entity without Transfer Agent’s prior written consent. Authorized Participant may not remove any statutory copyright notice or other notice included in the System. Authorized Participant shall reproduce any such notice on any reproduction of any portion of the System and shall add any statutory copyright notice or other notice upon Transfer Agent’s request.

3. (a) Authorized Participant acknowledges that any user manuals or other documentation (whether in hard copy or electronic form) (collectively, the “Material”), which is delivered or made available to Authorized Participant regarding the System is the exclusive and confidential property of Transfer Agent. Authorized Participant shall keep the Material confidential by using the same care and discretion that Authorized Participant uses with respect to its own confidential property and trade secrets, but in no event less than reasonable care. Authorized Participant may make such copies of the Material as is reasonably necessary for Authorized Participant to use the System and shall reproduce Transfer Agent’s proprietary markings on any such copy. The foregoing shall not in any way be deemed to affect the copyright status of any of the Material which may be copyrighted and shall apply to all Material whether or not copyrighted. TRANSFER AGENT AND ITS SUPPLIERS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE MATERIAL OR ANY PRODUCT OR SERVICE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(b) Upon termination of the Agreement for any reason, Authorized Participant shall return to Transfer Agent all copies of the Material which is in Authorized Participant’s possession or under its control.

4. Authorized Participant agrees that it shall have sole responsibility for maintaining adequate security and control of the user IDs, passwords and codes for access to the System, which shall not be disclosed to any third party without the prior written consent of Transfer Agent. Transfer Agent shall be entitled to rely on the information received by it from the Authorized Participant and Transfer Agent may assume that all such information was transmitted by or on behalf of an Authorized Person regardless of by whom it was actually transmitted, unless the Authorized Participant shall have notified the Transfer Agent a reasonable time prior that such person is not an Authorized Person.

5. Transfer Agent shall have no liability in connection with the use of the System, the access granted to the Authorized Participant and its Authorized Persons hereunder, or any transaction effected or attempted to be effected by the Authorized Participant hereunder, except for damages incurred by the Authorized Participant as a direct result of Transfer Agent’s negligence or willful misconduct. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, IT IS HEREBY AGREED THAT IN NO EVENT SHALL TRANSFER AGENT OR ANY MANUFACTURER OR SUPPLIER OF EQUIPMENT, SOFTWARE OR SERVICES BE RESPONSIBLE OR LIABLE FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES WHICH THE AUTHORIZED PARTICIPANT MAY INCUR OR EXPERIENCE BY REASON OF ITS HAVING ENTERED INTO OR RELIED ON THIS AGREEMENT, OR IN CONNECTION WITH THE ACCESS GRANTED TO THE AUTHORIZED PARTICIPANT HEREUNDER, OR ANY TRANSACTION EFFECTED OR ATTEMPTED TO BE EFFECTED BY THE AUTHORIZED PARTICIPANT HEREUNDER, EVEN IF TRANSFER AGENT OR SUCH MANUFACTURER OR SUPPLIER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, NOR SHALL TRANSFER AGENT OR ANY SUCH MANUFACTURER OR SUPPLIER BE LIABLE FOR ACTS OF GOD, MACHINE OR COMPUTER BREAKDOWN OR MALFUNCTION, INTERRUPTION OR MALFUNCTION OF COMMUNICATION FACILITIES, LABOR DIFFICULTIES OR ANY OTHER SIMILAR OR DISSIMILAR CAUSE BEYOND SUCH PERSON’S REASONABLE CONTROL.

6. Transfer Agent reserves the right to revoke Authorized Participant’s access to the System, with written notice, upon any breach by the Authorized Participant of the terms and conditions of this Annex A.

7. Transfer Agent shall acknowledge through the System its receipt of each Purchase Order or Redemption Order communicated through the System, and in the absence of such acknowledgment Transfer Agent shall not be liable for any failure to act in accordance with such orders and Authorized Participant may not claim that such Purchase Order or Redemption Order was received by Transfer Agent. Transfer Agent may in its discretion decline to act upon any instructions or communications that are insufficient or incomplete or are not received by Transfer Agent in sufficient time for Transfer Agent to act upon, or in accordance with such instructions or communications.

8. Authorized Participant agrees to use reasonable efforts consistent with its own procedures used in the ordinary course of business to prevent the transmission through the System of any software or file which contains any viruses, worms, harmful component or corrupted data and agrees not to use any device, software, or routine to interfere or attempt to interfere with the proper working of the Systems.

9. Authorized Participant acknowledges and agrees that encryption may not be available for every communication through the System, or for all data. Authorized Participant agrees that Transfer Agent may deactivate any encryption features at any time, without notice or liability to Authorized Participant, for the purpose of maintaining, repairing or troubleshooting its systems.